CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated February 8, 2010, of North Bay Resources Inc. relating to the financial statements as of December 31, 2008 and 2007, and for the period from inception to December 31, 2008, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

February 10, 2010